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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 14, 2003
                                                   -----------------

                              NEMATRON CORPORATION
             (Exact name of registrant as specified in its charter)

Michigan                        0-21142                  38-2483796
--------                        -------                  ----------
(State or other jurisdiction    (Commission             (IRS Employer
of incorporation)               File Number)            Identification No.)
                 5840 Interface Drive, Ann Arbor, Michigan 48103
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (734) 214-2000



(Former name or former address, if changed since last report)

Item 5 - Other Events

On November 14, 2003, Nematron Corporation issued the following press release concerning its announcement of new President and Chief Operating Officer.


Nematron names Jeff Crowell as President and Chief Operating Officer
Ann Arbor, MI - November 14, 2003 - Nematron, Inc. (AMEX: NMN) announces that it has appointed Jeff Crowell, currently Vice President of Sales and Distribution, as its new President and Chief Operating Officer. Mr. Crowell was elected to this position at a Board of Directors meeting that was held on Nov. 13th, 2003.

"We are extremely pleased to appoint Jeff Crowell to this important position", said Joe Fitzsimmons, Chairman of the Board of Directors of Nematron. "Over the past three years, Jeff has proven to be instrumental in the repositioning of Nematron and is a very experienced member of the management team." In his new position, Mr. Crowell will report to the Board of Directors.

Prior to Nematron, Mr. Crowell held key management positions at General Electric in manufacturing and sales. Mr. Crowell was also a Senior Manager for Manufacturing Consulting Services for Ernst & Young and PriceWaterhouseCoopers, and held various management positions at Computer Sciences Corporation.

Matt Galvez, formerly President and CEO, has resigned effective November 7, 2003 to pursue other interests. Mr. Galvez remains on the Board of Directors of Nematron, and will continue to advise Nematron management on strategic issues.


                                 About Nematron
Nematron Corporation is a leading developer of industrial automation solutions for the plant floor. For the past 20 years, Nematron has been at the forefront of innovation, introducing the industry's first operator panels, Industrial PCs and PC-based control software with flow-chart programming. Today, Nematron delivers a wide range of hardware and software solutions into virtually every segment of the industrial automation market. Current product offerings include Industrial PCs, HMIs, Operator Panels, Ethernet I/O, Embedded Controllers, HMI/SCADA and PC-based Control software. AOK Controls, a subsidiary of Nematron, offers project management, design, installation and support services. Headquartered in Ann Arbor, Michigan, Nematron has employees and representatives around the world. Additional information on Nematron can be found at www.nematron.com.

Media Contacts: Mr. Joe Fitzsimmons, Chairman of the Board (734) 662-7573